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                                 EXHIBIT 99.1


KEY ENERGY SERVICES, INC.
________________________________________________________________________________
NEWS RELEASE

For Immediate Release:                                      Contact: John Daniel
Monday, July 15, 2002                                       (215) 862-7900


KEY ENERGY ANNOUNCES NEW $150 MILLION CREDIT FACILITY, UPDATE OF QUARTER AND FISCAL YEAR END RESULTS AND MARKET OUTLOOK

MIDLAND, TX, July 15, 2002 - Key Energy Services, Inc. (NYSE: KEG) announced that it will close a new three-year $150 million senior secured revolving credit facility today. The Company received more than $250 million of commitments for the new facility which will replace the Company's current $100 million revolver.

In addition, the Company will host a conference call today at 9:00 a.m. EST to update earnings guidance for the June 2002 quarter and to discuss current market conditions. The Company expects actual audited fiscal 2002 financial results to be available in late August 2002. To access the call, which is open to the public, please call the conference call operator at one of the following numbers: (612) 332-0107 or (612) 332-0418, 10 to 15 minutes prior to the scheduled start time, and ask for the "Key Energy Conference Call."

The Company's total rig hours for the quarter ended June 30, 2002 were approximately 539,000, as compared to approximately 535,000 for the quarter ended March 31, 2002. This slight improvement is below the range of 545,000 to 555,000 hours that the Company forecasted in April. In April 2002, the Company's total weekly rig hours rose from 39,000 at the end of March to approximately 42,500 and remained at that level through May. However, the Company experienced a slight decline in total weekly rig hours to approximately 42,000 during June coinciding with the lower drilling and completion activity experienced industry-wide. The Company's core well maintenance business remained strong throughout the quarter as producers sought to maximize production from their existing wells despite their reluctance to initiate new drilling activity.

The Company's core well service rig rates remained consistent with the rates in effect at the end of March. The Company did experience a slight decline in its ancillary service and trucking rates. In addition, the Company's results for the June 2002 quarter were adversely affected by wild fires in Arizona and New Mexico during the second half of June, causing the Company to idle or delay deployment of several drilling and well service rigs.

The Company now estimates that its revenues for the quarter ended June 30, 2002 will be approximately $170 million. The Company now also estimates that its EBITDA, excluding certain unusual items, will be in the range of $30 million to $32 million. Earnings per diluted share, excluding such unusual items, will be in the range of $0.00 to $0.01. Based on these estimates, the Company now estimates that (i) its revenues for the year ended June 30, 2002 will be approximately $803 million, (ii) its EBITDA for the year ended June 30, 2002 (excluding such unusual items) will be in the range of $198 million to $200 million and (iii) its earnings per diluted share for the year ended June 30, 2002 (excluding such unusual items and before previously announced extraordinary items related to early debt retirement ) will be in the range of $0.40 to $0.42.

The Company will record three unusual expense items in the June 2002 quarter. These unusual items include (i) an approximately $1.5 million pre-tax write-off of accounts receivable from one of the Company's workers' compensation carriers that was placed into receivership, (ii) an approximately $1 million pre-tax expense for consolidation and severance costs incurred in connection with a workforce reduction implemented at the Company's Argentina operations and the consolidation of the Company's finance and administrative functions in Midland, Texas, and

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(iii) an approximately $7 million pre-tax adjustment to the Company's estimated accruals for workers' compensation costs. Collectively, these items will reduce the Company's earnings per share for the June 2002 quarter and the year ended June 30, 2002 by approximately $0.05 per share.

The Company continued to generate free cash flow during the June 2002 quarter, with cash balances increasing by approximately $13 million. After the closing of the new credit facility, the Company will have nothing drawn against its new $150 million revolver and will have a total liquidity of approximately $195 million prior to the closing of the previously announced acquisition of Q Services, Inc. The Company's net long-term funded debt (excluding capital leases) decreased to $368 million at June 30, 2002 from $380 million at March 31, 2002 and $469 million at June 30, 2001.

Francis D. John, Chairman and CEO, stated, "Key's core well service operation remains solid. Our expectation that the March 2002 quarter would be the low point in demand for our services has thus far proven correct. However, along with our peers in the oilfield services industry, we expected higher activity levels during the June 2002 quarter given the strong oil and natural gas prices during the quarter. We continue to believe that the lower natural gas drilling activity experienced during the last three quarters will cause natural gas inventory levels to decline to a point at which producers will find it necessary to increase their drilling and completion activities significantly, with most experts predicting that this upturn will occur during the latter half of calendar 2002 or the first half of calendar 2003. To provide long-term value to our customers, we will continue to rebuild the well service industry by continuing to refurbish rigs, develop technology and expand our safety and training facilities."

Mr. John continued, "During the June quarter our basic rates on our well service rigs remained relatively constant. We believe that we are able to demonstrate a productivity advantage to our customers through our continued investment in our rigs, people and technology. The drilling rig market remains competitive. At this point, we believe Key and the industry as a whole will experience a modest improvement in activity levels through the balance of calendar 2002, with strong demand returning in calendar 2003."

Mr. John further stated, "In order to increase operational efficiency, we have successfully integrated the accounting and management reporting systems for all 135 locations into one consistent system in which all locations are linked directly to our headquarters in Midland, Texas. In connection with our review of the quarterly results and based on discussions with actuaries from our insurance consultants, we concluded that with rising healthcare costs it would be advisable to increase our estimate of the eventual cost of our workers' compensation program. "In summary, we believe that the industry rebound expected during the June quarter has been delayed by one to two quarters. We believe drilling, completion and workover activity will increase in August through December and into calendar 2003. In addition, the Company expects to benefit from the commencement of its previously announced Egypt project and from improving results in its Argentina operation. In any event, the Company is well positioned to continue to generate significant cash flow, further reduce debt and maintain its market share in the current market environment."

Key Energy Services is the world's largest well service company and owns approximately 1,478 well service rigs and 1,641 oilfield service vehicles, as well as 79 drilling rigs. The Company provides diversified energy operations including well servicing, contract drilling and other oilfield services and oil and natural gas production. The Company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina and Ontario, Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. The forward-looking statements are based upon

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management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.